Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Media Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Announces First-Quarter Earnings of $194 Million

•                  Results pressured by soft conditions in farm and construction equipment sectors.

•                  Efforts to establish more efficient cost structure on track.

•                  Key agricultural markets show signs of stabilization.

•                  Full-year forecast calls for improved sales, earnings of $1.5 billion.

MOLINE, Illinois (February 17, 2017) — Net income attributable to Deere & Company was $193.8 million, or $0.61 per share, for the first quarter ended January 29, compared with $254.4 million, or $0.80 per share, for the period ended January 31, 2016. Worldwide net sales and revenues for the first quarter increased 2 percent, to $5.625 billion, compared with $5.525 billion last year. Net sales of the equipment operations were $4.698 billion for the quarter compared with $4.769 billion a year ago.

“John Deere has started out the year on a positive note in the continued face of soft market conditions,” said Samuel R. Allen, chairman and chief executive officer. “Although the quarter’s sales and earnings were somewhat lower than last year, all of our businesses remained solidly profitable. Deere’s performance showed further benefits from the sound execution of its operating plans, the strength of a broad product portfolio and the impact of a more flexible cost structure. At the same time, we are seeing signs that after several years of steep declines key agricultural markets may be stabilizing.”

Summary of Operations

Net sales of the worldwide equipment operations declined 1 percent for the quarter. Sales included price realization of 2 percent and a favorable currency-translation effect of 1 percent. Equipment net sales in the United States and Canada decreased 8 percent. Outside the U.S. and Canada, net sales increased 11 percent, with a favorable currency-translation effect of 1 percent.

Deere Announces First-Quarter Earnings	5

Deere’s equipment operations reported operating profit of $247 million for the quarter, compared with $214 million in 2016. The improvement for the quarter was primarily driven by price realization, partially offset by expenses associated with the previously announced voluntary employee-separation program, higher warranty costs and the unfavorable effects of foreign-currency exchange. Additionally, the current quarter benefited from a gain on the sale of a partial interest in the unconsolidated affiliate SiteOne Landscape Supply, Inc.

Net income of the company’s equipment operations was $80 million for the quarter, compared with $127 million for the same period last year. In addition to the operating factors mentioned above, a higher effective tax rate in 2017 reduced quarterly results.

Financial services reported net income attributable to Deere & Company of $114.4 million for the quarter compared with $129.4 million last year. Lower results for the quarter were primarily due to less-favorable financing spreads and voluntary separation expenses.

Company Outlook & Summary

Company equipment sales are projected to increase about 4 percent for fiscal 2017 and be up about 1 percent for the second quarter compared with the same periods of 2016. Foreign-currency rates are not expected to have a material translation effect on equipment sales for the year or second quarter. Net sales and revenues are projected to increase about 4 percent for fiscal 2017 with net income attributable to Deere & Company of about $1.5 billion.

During the fourth quarter of 2016, the company announced voluntary employee-separation programs in the U.S. as part of an effort to reduce operating costs. Total pretax expenses related to the programs are estimated to be $111 million. Of this amount, $11 million was recorded in the fourth quarter of 2016, $94 million was recorded in first-quarter 2017, and $6 million is to be recognized over the remainder of the year. Savings from the separation programs are expected to be approximately $70 million in 2017.

“Deere continues to perform far better than in agricultural downturns of the past,” Allen said. “This reflects our ongoing success developing a more durable business model and a wider range of revenue sources. What’s more, our efforts to improve operating efficiency are gaining traction and we remain confident that we can deliver at least $500 million of structural cost reductions by the end of 2018. These actions reinforce our belief that Deere is well-positioned to deliver significant value to customers and investors in the future.”

* * *

Deere Announces First-Quarter Earnings	6

Equipment Division Performance

Agriculture & Turf. Sales were unchanged for the quarter with lower shipment volumes and higher warranty costs being offset by price realization and the favorable effects of currency translation.

Operating profit was $213 million compared with $144 million last year. The quarter’s improvement was mainly driven by a gain on the sale of a partial interest in SiteOne Landscape Supply, Inc. and price realization. These factors were partially offset by voluntary employee-separation expenses, higher warranty costs and the unfavorable effects of foreign-currency exchange.

Construction & Forestry. Construction and forestry sales decreased 6 percent for the quarter, mainly as a result of lower shipment volumes and higher sales-incentive costs.  Operating profit was $34 million for the quarter compared to $70 million in 2016. Lower results for the quarter were mainly attributable to higher sales-incentive expenses and the voluntary separation program.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to increase by about 3 percent for fiscal-year 2017, with currency translation not expected to have a material impact. Industry sales for agricultural equipment in the U.S. and Canada are forecast to be down 5 to 10 percent for 2017. The decline, reflecting weakness in the livestock sector as well as the continuing impact of low crop prices, is expected to affect both large and small equipment.

Full-year 2017 industry sales in the EU28 member nations are forecast to be down about 5 percent, with the decline attributable to low commodity prices and farm incomes. South American industry sales of tractors and combines are projected to be up 15 to 20 percent as a result of improving economic and political conditions in Brazil and Argentina. Asian sales are projected to be flat to up slightly, benefiting from higher sales in India.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be about flat for 2017, with Deere sales outpacing the industry.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to be up about 7 percent for 2017, with no material currency-translation impact. The forecast reflects moderate economic growth worldwide. In forestry, global industry sales are expected to be flat to down 5 percent, with soft conditions in North America offsetting strength in other regions.

Deere Announces First-Quarter Earnings	7

Financial Services. Fiscal-year 2017 net income attributable to Deere & Company for the financial services operations is expected to be approximately $480 million. In comparison with the division’s 2016 performance, the outlook reflects lower losses on lease residual values, partially offset by less-favorable financing spreads and an increased provision for credit losses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to JDCC was $74.2 million for the first quarter compared with $99.9 million last year. The decline for the quarter was primarily due to less-favorable financing spreads and expenses related to the previously announced voluntary employee-separation program.

Net receivables and leases financed by JDCC were $30.643 billion at January 29, 2017, compared with $31.510 billion at January 31, 2016.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in environmental regulations and their impact on farming

Deere Announces First-Quarter Earnings	8

practices; changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates and the levels of public and non-residential construction are important to sales and results of the company’s construction and forestry equipment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The potential withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and

Deere Announces First-Quarter Earnings	9

elsewhere. The economic conditions and outlook could be further adversely affected by (i) the uncertainty concerning the timing and terms of the exit, (ii) new or modified trading arrangements between the United Kingdom and other countries, (iii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iv) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in, uncertainty surrounding and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the loss of or challenges to intellectual property rights whether through theft, infringement, counterfeiting or otherwise; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers or the company to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment, anti-corruption, privacy and data protection and other

Deere Announces First-Quarter Earnings	10

ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment and resulting impacts on lease residual values; labor relations and contracts; changes in the ability to attract, train and retain qualified personnel; acquisitions and divestitures of businesses; the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

Deere Announces First-Quarter Earnings	11

First Quarter 2017 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended
	January 29	January 31%
	2017	2016	Change
Net sales and revenues:
Agriculture and turf	$3,598	$3,600
Construction and forestry	1,100	1,169	-6
Total net sales	4,698	4,769	-1
Financial services	696	636	+9
Other revenues	231	120	+93
Total net sales and revenues	$5,625	$5,525	+2

Operating profit: *
Agriculture and turf	$213	$144	+48
Construction and forestry	34	70	-51
Financial services	169	194	-13
Total operating profit	416	408	+2
Reconciling items **	(88)	(58)	+52
Income taxes	(134)	(96)	+40
Net income attributable to Deere & Company	$194	$254	-24

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended January 29, 2017 and January 31, 2016

(In millions of dollars and shares except per share amounts) Unaudited

	2017	2016
Net Sales and Revenues
Net sales	$4,697.8	$4,769.2
Finance and interest income	655.5	599.0
Other income	271.9	156.3
Total	5,625.2	5,524.5

Costs and Expenses
Cost of sales	3,796.8	3,840.1
Research and development expenses	310.9	319.3
Selling, administrative and general expenses	659.4	592.9
Interest expense	208.1	173.2
Other operating expenses	322.0	247.8
Total	5,297.2	5,173.3

Income of Consolidated Group before Income Taxes	328.0	351.2
Provision for income taxes	134.4	95.5
Income of Consolidated Group	193.6	255.7
Equity in loss of unconsolidated affiliates	(.4)	(1.9)
Net Income	193.2	253.8
Less: Net loss attributable to noncontrolling interests	(.6)	(.6)
Net Income Attributable to Deere & Company	$193.8	$254.4

Per Share Data
Basic	$.61	$.80
Diluted	$.61	$.80

Average Shares Outstanding
Basic	316.7	316.4
Diluted	319.8	317.6

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	January 29	October 30	January 31
	2017	2016	2016
Assets
Cash and cash equivalents	$3,890.0	$4,335.8	$3,459.9
Marketable securities	445.5	453.5	476.3
Receivables from unconsolidated affiliates	28.9	16.5	22.9
Trade accounts and notes receivable - net	3,236.3	3,011.3	3,406.8
Financing receivables - net	23,030.9	23,702.3	23,630.4
Financing receivables securitized - net	4,250.4	5,126.5	4,003.2
Other receivables	876.8	1,018.5	1,094.0
Equipment on operating leases - net	5,825.3	5,901.5	5,074.4
Inventories	3,959.6	3,340.5	4,249.5
Property and equipment - net	5,030.4	5,170.6	5,039.2
Investments in unconsolidated affiliates	220.9	232.6	299.5
Goodwill	809.2	815.7	718.7
Other intangible assets - net	95.5	104.1	59.6
Retirement benefits	133.7	93.6	253.7
Deferred income taxes	2,963.4	2,964.4	2,516.6
Other assets	1,499.8	1,631.1	1,667.3
Total Assets	$56,296.6	$57,918.5	$55,972.0

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$7,441.6	$6,910.7	$7,824.7
Short-term securitization borrowings	4,220.2	4,997.8	3,874.9
Payables to unconsolidated affiliates	94.7	81.6	79.6
Accounts payable and accrued expenses	6,334.5	7,240.1	6,196.4
Deferred income taxes	168.9	166.0	149.6
Long-term borrowings	22,916.6	23,703.0	24,474.4
Retirement benefits and other liabilities	8,270.4	8,274.5	6,768.6
Total liabilities	49,446.9	51,373.7	49,368.2

Redeemable noncontrolling interest	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	6,825.5	6,520.0	6,590.2
Noncontrolling interests	10.2	10.8	13.6
Total stockholders’ equity	6,835.7	6,530.8	6,603.8
Total Liabilities and Stockholders’ Equity	$56,296.6	$57,918.5	$55,972.0

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Three Months Ended January 29, 2017 and January 31, 2016

(In millions of dollars) Unaudited

	2017	2016
Cash Flows from Operating Activities
Net income	$193.2	$253.8
Adjustments to reconcile net income to net cash used for operating activities:
Provision for credit losses	6.5	9.4
Provision for depreciation and amortization	415.7	374.2
Impairment charges		12.6
Share-based compensation expense	18.2	17.5
Undistributed earnings of unconsolidated affiliates	(1.0)	(.6)
Provision for deferred income taxes	6.0	240.4
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	61.9	44.9
Inventories	(743.1)	(565.3)
Accounts payable and accrued expenses	(717.7)	(869.5)
Accrued income taxes payable/receivable	15.5	(241.5)
Retirement benefits	46.5	22.8
Other	(44.1)	(76.3)
Net cash used for operating activities	(742.4)	(777.6)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	4,814.8	4,633.4
Proceeds from maturities and sales of marketable securities	23.7	18.7
Proceeds from sales of equipment on operating leases	368.2	290.8
Proceeds from sales of businesses and unconsolidated affiliates, net of cash sold	113.9
Cost of receivables acquired (excluding receivables related to sales)	(3,644.6)	(3,316.6)
Purchases of marketable securities	(21.7)	(71.7)
Purchases of property and equipment	(155.2)	(140.0)
Cost of equipment on operating leases acquired	(382.6)	(570.4)
Other	(12.1)	7.4
Net cash provided by investing activities	1,104.4	851.6

Cash Flows from Financing Activities
Decrease in total short-term borrowings	(1,064.9)	(1,074.9)
Proceeds from long-term borrowings	1,295.8	1,832.0
Payments of long-term borrowings	(1,048.9)	(1,181.3)
Proceeds from issuance of common stock	263.3	2.7
Repurchases of common stock	(6.2)	(107.8)
Dividends paid	(188.9)	(193.1)
Excess tax benefits from share-based compensation	5.7	1.0
Other	(24.4)	(21.5)
Net cash used for financing activities	(768.5)	(742.9)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(39.3)	(33.4)

Net Decrease in Cash and Cash Equivalents	(445.8)	(702.3)
Cash and Cash Equivalents at Beginning of Period	4,335.8	4,162.2
Cash and Cash Equivalents at End of Period	$3,890.0	$3,459.9

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)         During the fourth quarter of 2016, the Company announced voluntary employee separation programs as part of its effort to reduce operating costs. The programs provided for cash payments based on previous years of service. The expense was recorded in the period the employees accept the separation offer. The programs’ total pretax expenses were approximately $111 million, of which $11 million was recorded in the fourth quarter of 2016, $94 million was recorded in the first quarter of 2017, and $6 million to be recognized over the remainder of the fiscal year. The payments for all programs were substantially made in the first quarter of 2017. The total 2017 expenses are allocated approximately 30 percent cost of sales, 16 percent research and development, and 54 percent selling, administrative and general. In addition, the expenses are allocated 75 percent to agriculture and turf operations, 17 percent to the construction and forestry operations, and 8 percent to the financial services operations. Savings from these programs are estimated to be approximately $70 million in 2017.

(2)         In December 2016, the Company sold approximately 38 percent of its interest in SiteOne resulting in gross proceeds of approximately $114 million and a gain of $105 million pretax or $66 million after-tax. The gain is recorded in other income in the agriculture and turf operating segment. The Company retained approximately a 15 percent ownership interest in SiteOne after this sale.

(3)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended
	January 29	January 31
	2017	2016

Dividends declared	$.60	$.60
Dividends paid	$.60	$.60

(4)         The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(5)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(6) SUPPLEMENTAL CONSOLIDATING DATA

STATEMENT OF INCOME

For the Three Months Ended January 29, 2017 and January 31, 2016

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2017	2016	2017	2016
Net Sales and Revenues
Net sales	$4,697.8	$4,769.2
Finance and interest income	21.3	17.8	$687.3	$635.0
Other income	258.1	140.2	58.3	48.1
Total	4,977.2	4,927.2	745.6	683.1

Costs and Expenses
Cost of sales	3,797.2	3,840.6
Research and development expenses	310.9	319.3
Selling, administrative and general expenses	539.0	481.0	121.8	114.0
Interest expense	66.7	62.1	148.8	120.0
Interest compensation to Financial Services	45.7	44.8
Other operating expenses	57.9	21.2	306.8	256.1
Total	4,817.4	4,769.0	577.4	490.1

Income of Consolidated Group before Income Taxes	159.8	158.2	168.2	193.0
Provision for income taxes	80.1	31.1	54.3	64.4
Income of Consolidated Group	79.7	127.1	113.9	128.6

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	114.4	129.4	.5	.8
Other	(.9)	(2.7)
Total	113.5	126.7	.5	.8
Net Income	193.2	253.8	114.4	129.4
Less: Net loss attributable to noncontrolling interests	(.6)	(.6)
Net Income Attributable to Deere & Company	$193.8	$254.4	$114.4	$129.4

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	January 29	October 30	January 31	January 29	October 30	January 31
	2017	2016	2016	2017	2016	2016
Assets
Cash and cash equivalents	$2,667.9	$3,140.5	$2,308.2	$1,222.1	$1,195.3	$1,151.7
Marketable securities	29.1	34.2	76.3	416.4	419.3	400.0
Receivables from unconsolidated subsidiaries and affiliates	2,855.8	3,150.1	1,417.9
Trade accounts and notes receivable - net	537.4	654.2	417.6	3,787.5	3,370.5	4,032.8
Financing receivables - net	.7	.4	.9	23,030.2	23,701.9	23,629.5
Financing receivables securitized - net				4,250.4	5,126.5	4,003.2
Other receivables	773.1	855.4	1,005.8	116.2	164.0	105.0
Equipment on operating leases - net				5,825.3	5,901.5	5,074.4
Inventories	3,959.6	3,340.5	4,249.5
Property and equipment - net	4,979.3	5,118.5	4,985.3	51.1	52.1	53.9
Investments in unconsolidated subsidiaries and affiliates	4,658.6	4,697.0	4,621.2	12.2	11.9	11.3
Goodwill	809.2	815.7	718.7
Other intangible assets - net	95.5	104.1	59.6
Retirement benefits	133.7	93.6	249.3	19.8	20.5	24.0
Deferred income taxes	3,573.0	3,556.0	3,018.5	72.1	75.5	67.4
Other assets	847.0	834.9	855.2	654.5	798.1	814.9
Total Assets	$25,919.9	$26,395.1	$23,984.0	$39,457.8	$40,837.1	$39,368.1

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$269.7	$249.0	$249.0	$7,171.9	$6,661.7	$7,575.7
Short-term securitization borrowings				4,220.2	4,997.8	3,874.9
Payables to unconsolidated subsidiaries and affiliates	94.7	81.5	79.6	2,826.9	3,133.6	1,395.0
Accounts payable and accrued expenses	5,885.0	6,661.2	5,775.9	1,552.4	1,595.2	1,483.7
Deferred income taxes	87.4	87.3	78.2	763.2	745.9	640.7
Long-term borrowings	4,533.8	4,565.3	4,496.4	18,382.8	19,137.7	19,978.0
Retirement benefits and other liabilities	8,199.6	8,206.0	6,701.1	90.6	89.0	87.1
Total liabilities	19,070.2	19,850.3	17,380.2	35,008.0	36,360.9	35,035.1

Redeemable noncontrolling interest	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	6,825.5	6,520.0	6,590.2	4,449.8	4,476.2	4,333.0
Noncontrolling interests	10.2	10.8	13.6
Total stockholders’ equity	6,835.7	6,530.8	6,603.8	4,449.8	4,476.2	4,333.0
Total Liabilities and Stockholders’ Equity	$25,919.9	$26,395.1	$23,984.0	$39,457.8	$40,837.1	$39,368.1

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Three Months Ended January 29, 2017 and January 31, 2016

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2017	2016	2017	2016
Cash Flows from Operating Activities
Net income	$193.2	$253.8	$114.4	$129.4
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision (credit) for credit losses	(.2)	2.0	6.7	7.4
Provision for depreciation and amortization	212.3	203.7	233.3	194.2
Impairment charges				12.6
Undistributed earnings of unconsolidated subsidiaries and affiliates	25.1	147.9	(.5)	(.8)
Provision (credit) for deferred income taxes	(16.7)	65.6	22.7	174.8
Changes in assets and liabilities:
Trade receivables	102.1	41.6
Inventories	(624.6)	(450.1)
Accounts payable and accrued expenses	(618.5)	(834.3)	(23.9)	21.2
Accrued income taxes payable/receivable	6.3	(231.6)	9.2	(9.9)
Retirement benefits	44.2	20.8	2.3	2.0
Other	(74.7)	(46.8)	60.5	4.7
Net cash provided by (used for) operating activities	(751.5)	(827.4)	424.7	535.6

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			5,132.5	4,925.3
Proceeds from maturities and sales of marketable securities	6.2	2.4	17.5	16.3
Proceeds from sales of equipment on operating leases			368.2	290.8
Proceeds from sales of businesses and unconsolidated affiliates, net of cash sold	113.9
Cost of receivables acquired (excluding trade and wholesale)			(3,864.2)	(3,496.0)
Purchases of marketable securities		(46.0)	(21.7)	(25.7)
Purchases of property and equipment	(154.9)	(139.5)	(.3)	(.5)
Cost of equipment on operating leases acquired			(542.8)	(726.1)
Increase in trade and wholesale receivables			(213.5)	(163.1)
Other	(5.7)	(40.2)	(6.4)	31.3
Net cash provided by (used for) investing activities	(40.5)	(223.3)	869.3	852.3

Cash Flows from Financing Activities
Decrease in total short-term borrowings	(14.5)	(216.3)	(1,050.4)	(858.6)
Change in intercompany receivables/payables	316.9	935.2	(316.9)	(935.2)
Proceeds from long-term borrowings	19.2	79.5	1,276.6	1,752.5
Payments of long-term borrowings	(18.3)	(.1)	(1,030.6)	(1,181.2)
Proceeds from issuance of common stock	263.3	2.7
Repurchases of common stock	(6.2)	(107.8)
Dividends paid	(188.9)	(193.1)	(140.0)	(277.1)
Excess tax benefits from share-based compensation	5.7	1.0
Other	(19.1)	(13.7)	(5.3)	6.1
Net cash provided by (used for) financing activities	358.1	487.4	(1,266.6)	(1,493.5)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(38.7)	(28.5)	(.6)	(4.9)

Net Increase (Decrease) in Cash and Cash Equivalents	(472.6)	(591.8)	26.8	(110.5)
Cash and Cash Equivalents at Beginning of Period	3,140.5	2,900.0	1,195.3	1,262.2
Cash and Cash Equivalents at End of Period	$2,667.9	$2,308.2	$1,222.1	$1,151.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.